                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                           (Amendment No.          )*
                                          ---------


                       BridgeStreet Accommodations Inc.
                       --------------------------------
                               (Name of Issuer)

                            Shares of Common Stock
                            ----------------------
                        (Title of Class of Securities)

                                  108452 10 3
                                  -----------
                                (CUSIP Number)


                              [December 31, 1999]
                              -------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G


-----------------------                                  ---------------------
  CUSIP NO. 108452103                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Melanie R. Sabelhaus

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            603,555

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          127,450
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             603,555

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          127,450
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      731,005

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [x]
10
      Excludes 150,000 shares held in trust for the children of the reporting person. Also excludes 1,000 shares owned by an adult daughter living with the reporting person.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               Page 3 of 4 Pages

ITEM 1(A).  Name of Issuer.

            BridgeStreet Accommodations Inc.

ITEM 1(B).  Address of Issuer's Principal Place of Business.

            2242 Pinnacle Parkway, Twinsburg, OH  44087

ITEM 2(A).  Name of Person Filing.

            Melanie R. Sabelhaus

ITEM 2(B).  Address of Residence.

ITEM 2(C).  Citizenship

            U.S.

ITEM 2(D).  Title of Class of Securities.

            Common Stock

ITEM 2(E).  CUSIP Number.

            108452103

ITEM 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

            (a)  [  ] Broker or dealer registered under Section 15 of the
                      Exchange Act;

            (b)  [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)  [  ]  Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;

            (d) [  ]   Investment company registered under Section 8 of the
                       Investment Company Act;

            (e)  [  ]  An investment adviser in accordance with Rule 13d-
                       1(b)(1)(ii)(E);

            (f)  [  ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)  [  ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)  [  ]  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

            (i)  [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]
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                                                               Page 4 of 4 Pages

ITEM 4.    Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

           (a)  Amount beneficially owned:   731005

           (b)  Percentage of Class:          9.1%

           (c)  Number of shares as to which the person has:

                (i)  Sole power to vote or to direct the vote  603555

                (ii) Shared power to vote or to direct the vote  127450

                (iii) Sole power to dispose or to direct the disposition of
                      603555

                (iv) Shared power to dispose or to direct the disposition of 127450

ITEM 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following: [ ]

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         None

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

ITEM 8.  Identification and Classification of Members of the Group.

         Not Applicable

ITEM 9.  Notice of Dissolution of Group.

         Not Applicable

ITEM 10. Certification.

         The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for the purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referenced t0o above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000      By:  /s/  Melanie R. Sabelhaus
                                    ----------------------------
                                         Melanie R. Sabelhaus